Exhibit (J)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of Fidelity Oxford Street Trust: Fidelity Four-in-One Index Fund of our report dated April 23, 2007 on the financial statements and financial highlights included in the February 28, 2007 Annual Report to Shareholders of Fidelity Four-in-One Index Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2007